EXHIBIT 23.2

Consent of Experts

HALL ENERGY, INC.
P.O. Box 218
Magnetic Springs, OH 43036
937-348-2275 (office) 937-348-2270 (fax)

December 22, 2005

Mr. Gary Novinskie
Daleco Resources Corporation
120 North Church Street
West Chester, PA 19380

Re: **Letter of Consent**

Dear Mr. Novinskie,

I hereby consent to the reference to Hall Energy, Inc., in the Daleco Resources Corporation's Annual Report on Form 10-KSB in the section entitled "Interest of Named Experts and Counsel" and the inclusion of information presented in our report pertaining to the potential quantities of industrial natural gas associated with the interests operated and/or controlled by DRI Operating Company, a wholly owned subsidiary of Daleco Resources Corporation, located in the states of Pennsylvania and West Virginia.

Sincerely,

Jon Hall, P.E.

Jon Hall, P.E.
President